CONTACTS
From: Anthony J. DeFazio	For: Brian S. Block, EVP & CFO
DeFazio Communications, LLC	American Realty Capital Properties, Inc.
tony@defaziocommunications.com	bblock@arlcap.com
Ph: 484-532-7783	Ph: 212-415-6500

FOR IMMEDIATE RELEASE

American Realty Capital Properties Announces Fourth Quarter and Year End 2012 Operating Results, Achieves High-End of Earnings Guidance Range, Completes Merger with ARCT III

New York, New York, February 28, 2013 – American Realty Capital Properties, Inc. (NASDAQ: ARCP) (“ARCP” or the “Company”) announced its operating results for the quarter and year ended December 31, 2012. Operating highlights are provided below.

“Our first full calendar year of operations has seen us exceed our financial projections across the board. The Company has nearly doubled in size, and we continue to assemble a best-in-class diversified portfolio of freestanding properties net leased to predominantly investment grade corporate tenants,” commented Nicholas S. Schorsch, chairman and chief executive officer of ARCP. “The merger with ARCT III, anticipated to close on February 28th, will result in geometric growth to our property portfolio that provides our shareholders with durable dividend income augmented by extraordinary earnings growth potential. We were able to complete this transformative transaction within 10 weeks from announcement, a remarkably efficient execution in an economic environment that continues to prove challenging.”

The following table details completed acquisitions on a cumulative basis for the periods presented:

Period Ended	No of Properties(1)	Occupancy	Average Remaining Lease Term (years)	Square Feet
December 31, 2011	88	100%	8.9	996,012
December 31, 2012	146	100%	6.7	2,412,104
February 28, 2013(1)	692	100%	11.5	16,403,039

(1) Includes acquisitions anticipated to close immediately following the merger of ARCP with ARCT III.

“At $1.15 per share (basic), based on adjusted funds from operations, we’re pleased to report that our 2012 earnings are at the high-end of our guidance published in July 2012,” noted Brian S. Block, executive vice president and chief financial officer. “Moreover, the Company is positioned for dynamic growth in the future. In fact, our earnings guidance for 2014 suggests a growth rate of 16% from 2013, an extraordinary trajectory for a net lease company. The Company’s enterprise value is over $3 billion in an industry where size matters. Our real estate portfolio is fully diversified by tenancy, industry and geography. The composition of our corporate tenant base is 79% investment grade. We have an unusually strong balance sheet, currently at 24% net debt to enterprise value. Equally important is intellectual capital brought to bear in creating shareholder value; the company remains under the stewardship of the very same management team that bought every property and continues to operate the real estate portfolio.”

Fourth Quarter 2012 Operating Highlights (three months ended December 31, 2012)

•	Revenues: $5.6 million, representing an increase of $0.8 million, or 15.8%, compared to the prior quarter.
•	Funds from operations: $2.2 million, which includes one-time net acquisition and transaction related expenses of $0.7 million. Core funds from operations (excluding the impact of acquisition and transaction related expenses) of $2.9 million, or $0.26 per share computed using weighted average basic shares outstanding (“basic”) and $0.24 per share computed using weighted average fully diluted shares outstanding (“fully diluted”).
•	Adjusted funds from operations: $3.4 million, or $0.31 per share basic and $0.28 per share fully diluted.
•	Total dividends paid to stockholders: $2.6 million, or $0.892 per share on an annualized basis.

Year End 2012 Operating Highlights

•	Revenues: $16.8 million.
•	Funds from operations: $5.2 million, which includes one-time net acquisition and transaction related expenses of $4.0 million. Core funds from operations (excluding the impact of acquisition and transaction related expenses) of $9.2 million, or $1.01 per share basic and $0.95 per share fully diluted.
•	Adjusted funds from operations: $10.5 million, or $1.15 per share basic and $1.08 per share fully diluted.
•	Total dividends paid to stockholders: $8.4 million, or $0.884 per share on an annualized basis.

Property Portfolio Highlights as of December 31, 2012

•	Operating portfolio occupancy: 100%.
•	Investment grade tenancy: 97% based on average rental income (We have attributed the rating of each parent company to its wholly owned subsidiary for purposes of this calculation.).
•	Acquisitions: Completed 58 property acquisitions for a base purchase price of $131.8 million, comprised of over 1.4 million square feet, at an average capitalization rate of 9.2% (annualized rental income on a straight-line basis, or annualized net operating income, divided by base purchase price).

2013 and 2014 Guidance Reaffirmed

The fourth quarter results for FFO and AFFO are in line with our expectations and previously issued guidance for the full year ended December 31, 2012.

In connection with the proposed merger with American Realty Capital Trust III, Inc. (“ARCT III”), the Company is reaffirming previously issued preliminary pro forma 2013 and 2014 AFFO guidance of the combined company. The pending merger is anticipated to close on February 28, 2013. AFFO is expected to range between $0.91 and $0.95 per share (fully diluted) for the combined company in 2013. AFFO is expected to range between $1.06 and $1.10 per share (fully diluted) for the combined company in 2014.

Merger Agreement with ARCT III

On December 14, 2012, ARCP and ARCT III entered into a merger agreement under which ARCP will acquire all of the outstanding shares of ARCT III in a transaction that would result in a combined company with $3.1 billion of enterprise value. This will increase ARCP’s enterprise value tenfold. The independent members of both companies’ board of directors unanimously approved the merger agreement and on February 26, 2013, both companies’ stockholders voted ‘FOR’ the proposal to approve the companies’ respective actions with respect to the merger. As previously announced, more than 97.4% of the shares voting at the special meeting voted in favor of the merger, representing more than 55% of all ARCP outstanding shares, and more than 98.4% of the shares voting at ARCT III’s special meeting voted in favor of the merger, representing more than 68.8% of all outstanding ARCT III common shares. The transaction is expected to close on February 28, 2013. Under the terms of the merger agreement, each outstanding share of ARCT III will be converted into the right to receive, at the election of each ARCT III stockholder, either 0.95 of a share of ARCP common stock or $12.00 in cash. Post closing, the combined company is anticipated to be comprised of a portfolio of over 692 properties that are net leased to investment grade and other credit tenants totaling approximately 16.4 million square feet and located in 44 states and Puerto Rico.

Financial Results

Funds From Operations and Adjusted Funds from Operations

Funds from operations (“FFO”) for the three months ended December 31, 2012, totaled $2.2 million, or $0.20 per share basic and $0.18 per share fully diluted. FFO for this period includes one-time net acquisition and transaction related expenses of $0.7 million. Excluding such one-time costs, core FFO is $2.9 million, or $0.26 per share basic and $0.24 per share fully diluted.

Adjusted funds from operations (“AFFO”) for the three months ended December 31, 2012, totaled $3.4 million, or $0.31per share basic and $0.28 per share fully diluted.

For the year ended December 31, 2012, FFO totaled $5.2 million, or $0.57 per share basic and $0.54 per share fully diluted. FFO for this period includes one-time net acquisition and transaction related expenses of $4.0 million. Excluding such one-time costs, core FFO is $9.2 million, or $1.01 per share basic and $0.95 per share fully diluted.

AFFO for the year ended December 31, 2012 totaled $10.5 million, or $1.15 per share basic and $1.08 per share fully diluted.

Dividend Increases

During the quarter ended December 31, 2012, ARCP announced its fifth consecutive common stock dividend increase. This is following four prior dividend increases in March, June, September and December 2012. The Company’s board of directors authorized, and the Company declared on November 29, 2012, an increase in its annual dividend rate from $0.895 per share to $0.900 per share, to begin to accrue on February 9, 2013. The new annualized dividend will be paid on March 15, 2013 to stockholders of record at the close of business on March 8, 2013, in an amount equal to $0.075 per share.

Total dividends paid to common stockholders by the Company were $2.4 million for the three months ended December 31, 2012. For the year ended December 31, 2012, dividends totaled $8.0 million.

Operating Property Portfolio

As of December 31, 2012, the Company owned 146 freestanding, single tenant, 100% occupied net leased properties comprised of 2.4 million square feet (excluding one vacant property classified as held-for-sale). These properties are located in 26 states and include 17 tenants, operating in 11 distinct industries.  The weighted average remaining primary lease term of the portfolio is 6.7 years and 97% of annualized rental income is from tenants with investment grade ratings as determined by a major credit rating agency (includes properties leased to Home Depot USA, Inc., Bimbo Bakeries USA, Inc. and Iron Mountain Information Management, Inc., which are, respectively, unrated wholly owned subsidiaries of The Home Depot, Inc., Grupo Bimbo SAB de CV, and Iron Mountain Incorporated. We have attributed the rating of each parent company to its wholly owned subsidiary for purposes of this discussion).

During the year ended December 31, 2012, ARCP acquired 58 properties, all 100% occupied, for an aggregate base purchase price of $131.8 million at an average capitalization rate of 9.2%, comprised of over 1.4 million square feet. This is inclusive of three Family Dollar stores, one FedEx facility, one Fresenius dialysis center, 14 Advance Auto stores, two Walgreens stores and one Synovus Bank branch. Fourth quarter acquisitions totaled $32.9 million, exclusive of closing costs, and increased the portfolio’s size, at cost, to $268.6 million. These 22 properties totaled over 0.2 million square feet located in 10 states, and acquired at an average capitalization rate of 9.0%. These acquisitions further diversified the tenant mix.

As of December 31, 2012, on a pro forma combined basis, ARCP and ARCT III owned 653 properties with an aggregate base purchase price of $1.8 billion, comprised of 15.4 million square feet and located in 44 states, excluding one vacant property classified as held for sale. All of these properties are freestanding, single-tenant properties, 100% leased with a weighted average remaining lease term of 11.4 years as of December 31, 2012.

Capital Market Activities (Subsequent to Fourth Quarter 2012)

•	Issued common stock: On January 24, 2013, ARCP priced an underwritten public follow-on offering of 1,800,000 shares of its common stock. The offering price to the public in the offering was $13.47 per share (before underwriting discounts and commissions). The underwriters fully exercised their option to purchase an additional 270,000 shares of common stock at the public offering price, less underwriting discounts and commissions. The offering closed on January 29, 2013 for a total share count of 2,070,000. As a result, ARCP received total net proceeds of approximately $26.5 million, after deducting underwriting discounts, commissions and estimated expenses. Ladenburg Thalmann & Co. Inc. acted as sole bookrunning manager for the offering and Aegis Capital Corp., Maxim Group LLC and National Securities Corporation served as co-managers.

•	Launched an “At-The-Market” program: In January 2013, ARCP relaunched its "at the market" equity offering ("ATM") program in which it may from time to time offer and sell shares of its common stock having aggregate offering proceeds of up to $60.0 million. The shares will be issued pursuant to ARCP’s $500.0 million universal shelf registration statement. As of February 28, 2013, ARCP had issued 61,000 shares at a weighted average price per share of $13.48 for net proceeds of $0.8 million pursuant to the ATM program. As of February 28, 2013, $59.2 million of shares of common stock remained available for issuance under the ATM program.

•	ARCT III entered into a new credit facility: On February 14, 2013, ARCT III entered into an $875.0 million unsecured credit facility with Wells Fargo Bank, National Association acting as administrative agent, which ARCP will assume as of the consummation of the merger with ARCT III. Capital One, N.A. and JP Morgan Chase Bank, N.A. will participate as documentation agents and RBS Citizens, N.A. and Regions Bank will act as syndication agents for the credit facility. The unsecured credit facility provides financing which can be increased, subject to certain conditions and through an additional commitment, to up to $1.0 billion.

Fourth Quarter 2012 Conference Call Details

ARCP will be hosting its fourth quarter 2012 conference call and webcast on Thursday, February 28, 2013 at 11:00 AM ET. Nicholas S. Schorsch, Chief Executive Officer, and Brian S. Block, Chief Financial Officer, will conduct the call. Conference call details are as follows:

Live Conference Call and Webcast Details*
Domestic Dial-In Number: 1-888-317-6003

International Dial-In Number: 1-412-317-6061
Canada Dial-In: 1-866-284-3684

Conference ID: 7075475
Webcast: http://americanrealtycapitalproperties.com/q4earningscall/

*Participants should dial in 10-15 minutes early.

Replay Conference Call Details
Domestic Dial-In Number: 1-877-344-7529
International Dial-In Number: 1-412-317-0088
Conference ID: 10024506
Dates Available: February 28, 2013 (one hour after the end of the conference call) to March 29, 2013 at 9:00 AM ET

Supplemental Information

Supplemental information on the Company’s fourth quarter 2012 operations can be found in the Company’s Current Report on Form 8-K filed with the U.S. Securities and Exchange Commission (SEC) on February 28, 2013. The supplemental information report is titled Quarterly Supplemental Information: Fourth Quarter 2012. Information in this report includes, in addition to other data: 1) Consolidated Balance Sheet and Income Statement Details; 2) Funds from Operations and Adjusted Funds from Operations details; 3) Dividend Summary; and 4) Portfolio Details.

Funds from Operations and Adjusted Funds from Operations

ARCP considers FFO and AFFO, which is FFO as adjusted to exclude acquisition-related fees and expenses, amortization of above-market lease assets and liabilities, amortization of deferred financing costs, straight-line rent, non-cash mark-to-market adjustments, amortization of restricted stock, non-cash compensation and gains and losses useful indicators of the performance of a REIT. Because FFO calculations exclude such factors as depreciation and amortization of real estate assets and gains or losses from sales of operating real estate assets (which can vary among owners of identical assets in similar conditions based on historical cost accounting and useful-life estimates), they facilitate comparisons of operating performance between periods and between other REITs in our peer group. Accounting for real estate assets in accordance with GAAP implicitly assumes that the value of real estate assets diminishes predictably over time. Since real estate values have historically risen or fallen with market conditions, many industry investors and analysts have considered the presentation of operating results for real estate companies that use historical cost accounting to be insufficient by themselves.

Additionally, the Company believes that AFFO, by excluding acquisition-related fees and expenses, amortization of above-market lease assets and liabilities, amortization of deferred financing costs, straight-line rent, non-cash mark-to-market adjustments, amortization of restricted stock, non-cash compensation and gains and losses, provides information consistent with management's analysis of the operating performance of the properties. By providing AFFO, ARCP believes it is presenting useful information that assists investors and analysts to better assess the sustainability of our operating performance. Further, ARCP believes AFFO is useful in comparing the sustainability of our operating performance with the sustainability of the operating performance of other real estate companies, including exchange-traded and non-traded REITs.

As a result, the Company believes that the use of FFO and AFFO, together with the required GAAP presentations, provide a more complete understanding of our performance relative to our peers and a more informed and appropriate basis on which to make decisions involving operating, financing, and investing activities.

About the Company

American Realty Capital Properties, Inc., a publicly traded Maryland corporation listed on The NASDAQ Stock Market under the trading symbol “ARCP,” is an externally managed real estate company that owns and acquires single tenant free standing commercial real estate properties that are primarily net leased to investment grade tenants. Additional information about the Company can be found on the Company’s website at www.americanrealtycapitalproperties.com.

Important Notice

The statements in this press release that are not historical facts may be forward-looking statements. These forward looking statements involve substantial risks and uncertainties. Actual results or events could differ materially from the plans, intentions and expectations disclosed in the forward-looking statements ARCP makes. Forward-looking statements may include, but are not limited to, statements regarding stockholder liquidity and investment value and returns. The words “anticipates,” “believes,” “expects,” “estimates,” “projects,” “plans,” “intends,” “may,” “will,” “would,” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Factors that might cause such differences include, but are not limited to: the impact of current and future regulation; the impact of credit rating changes; the effects of competition; the ability to attract, develop and retain executives and other qualified employees; changes in general economic or market conditions; and other factors, many of which are beyond our control, including other factors included in our reports filed with the SEC, particularly in the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of ARCP’s latest Annual Report on Form 10-K and subsequent quarterly reports on Form 10-Q, each as filed with the SEC, as such Risk Factors may be updated from time to time in subsequent reports. ARCP does not assume any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

AMERICAN REALTY CAPITAL PROPERTIES, INC.

CONSOLIDATED BALANCE SHEETS

(In thousands, except for share and per share data)

	December 31,
	2012	2011
ASSETS
Real estate investments, at cost:
Land	$34,345	$18,489
Buildings, fixtures and improvements	205,930	107,340
Acquired intangible lease assets	28,404	11,044
Total real estate investments, at cost	268,679	136,873
Less: accumulated depreciation and amortization	(24,233)	(14,841)
Total real estate investments, net	244,446	122,032
Cash and cash equivalents	2,748	3,148
Prepaid expenses and other assets	3,219	1,798
Deferred costs, net	4,991	2,785
Assets held for sale	665	1,818
Total assets	$256,069	$131,581

LIABILITIES AND EQUITY
Mortgage notes payable	$35,758	$30,260
Senior secured revolving credit facility	124,604	42,407
Accounts payable and accrued expenses	3,782	858
Deferred rent	763	724
Total liabilities	164,907	74,249

Series A convertible preferred stock, $0.01 par value, 545,454 and 0 shares (liquidation preference $11.00 per share) authorized, issued and outstanding at December 31, 2012 and 2011, respectively	5	—
Series B convertible preferred stock, $0.01 par value, 283,018 and 0 shares (liquidation preference $10.60 per share) authorized, issued and outstanding at December 31, 2012 and 2011, respectively	3	—
Common stock, $0.01 par value, 240,000,000 shares authorized, 11,157,643 and 7,323,434 issued and outstanding at December 31, 2012 and 2011, respectively	112	73
Additional paid-in capital	101,548	57,582
Accumulated other comprehensive loss	(11)	—
Accumulated deficit	(19,705)	(4,025)
Total stockholders’ equity	81,952	53,630
Non-controlling interests	9,210	3,702
Total equity	91,162	57,332
Total liabilities and equity	$256,069	$131,581

AMERICAN REALTY CAPITAL PROPERTIES, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

(In thousands, except for per share data)

	Year Ended December 31,		Period from December 2, 2010 (Date of Inception) to December 31,
	2012	2011	2010
Revenues:
Rental income	$16,334	$3,022	$—
Operating expense reimbursements	488	153	—
Total revenues	16,822	3,175	—

Operating expenses:
Acquisition related	3,988	1,875	—
Merger and other transaction related	2,603	—	—
Property operating	1,098	153	—
General and administrative	2,261	440	—
Depreciation and amortization	9,322	1,612	—
Total operating expenses	19,272	4,080	—
Operating loss	(2,450)	(905)	—
Other income (expenses):
Interest expense	(4,356)	(924)	—
Other income	2	1	—
Total other expenses, net	(4,354)	(923)	—
Loss from continuing operations	(6,804)	(1,828)	—
Net loss from continuing operations attributable to non-controlling interests	225	69	—
Net loss from continuing operations attributable to stockholders	(6,579)	(1,759)	—
Discontinued operations:
Loss from operations of held for sale properties	(145)	(37)	—
Loss on held for sale properties	(600)	(815)	—
Net loss from discontinued operations	(745)	(852)	—
Net loss from discontinued operations attributable to non-controlling interests	46	36	—
Net loss from discontinued operations attributable to stockholders	(699)	(816)	—
Net loss	(7,549)	(2,680)	—
Net loss attributable to non-controlling interests	271	105	—
Net loss attributable to stockholders	(7,278)	(2,575)	—
Other comprehensive loss:
Designated derivative, fair value adjustment	(11)	—	—
Comprehensive loss	$(7,289)	$(2,575)	$—

Basic and diluted net loss per share from continuing operations attributable to common stockholders	$(0.76)	$(0.86)	$—
Basic and diluted net loss per share attributable to common stockholders	$(0.84)	$(1.26)	$—

The below table reflects the items deducted or added to net loss in our calculation of FFO and AFFO for year ended December 31, 2012 and on a pro forma basis for the year ended December 31, 2012 (in thousands):

	Three Months Ended
	March 31, 2012	June 30, 2012	September 30, 2012	December 31, 2012	Total	ARCP Pro Forma
Net loss attributable to stockholders (in accordance with U.S. GAAP)	$(630)	$(2,039)	$(805)	$(3,804)	$(7,603)	$(1,083)
Merger and other transaction costs	—	20	—	2,583	2,932	(375)
Loss on held for sale properties	323	83	47	147	600	600
Depreciation and amortization	1,519	1,756	2,817	3,230	9,322	111,245
FFO	1,212	(180)	2,059	2,156	5,247	110,387
Acquisition and transaction related costs	342	2,115	820	711	3,984	13,631
Amortization of above-market lease	—	—	56	61	117	202
Amortization of other deferred financing costs	141	153	201	276	771	1,523
Straight-line rent	(179)	(175)	(236)	(207)	(797)	(7,597)
Non-cash equity compensation expense	137	183	473	378	1,170	1,191
AFFO	$1,653	$2,096	$3,373	$3,375	$10,496	$119,337